Exhibit 99.1 - Press Release of Advanced Photonix, Inc. dated 6/25/03

                                               Contact:  Advanced Photonix, Inc.
                                                Susan A. Schmidt  (805) 987-0146

                           ADVANCED PHOTONIX, INC. (R)
                   REPORTS FOURTH QUARTER AND FY 2003 RESULTS

Camarillo, California, June 25, 2003 --

Advanced Photonix, Inc.(R)(ASE: API) today reported its fourth quarter and year-end FY 2003 results.

Revenues for the twelve months ended March 30, 2003, were $9.15 million, or 32% higher than the $6.93 million reported in the prior year. Net loss for the current fiscal year was ($803,000) or ($.06) per share compared with a net loss of ($284,000) or ($.02) per share for the same period of the prior year. Total revenues for the fourth quarter ended March 30, 2003 and March 31, 2002 were $3.16 million and $1.66 million, respectively. Net loss for the fourth quarter 2003 was ($609,000) compared to net loss of ($228,000) in the fourth quarter of fiscal 2002.

The increase in revenues for the year is primarily attributable to revenues added as a result of the Company's acquisitions of Silicon Sensors LLC and Texas Optoelectronics, Inc. during fiscal 2003 and is indicative of overall increases in sales to customers in the industrial sensing, military/aerospace and medical markets over the last fiscal year. Year to date gross margin on net product sales decreased by 10 percentage points to 30% as compared to 40% in fiscal year 2002. The decrease in margins reflects inherited cost structures of existing contracts assumed in the Company's recent acquisitions and increased material, labor and overhead costs (as a percentage of net sales) due to heightened competitiveness in the marketplace. Increased competitiveness over the past year has caused the Company to absorb increases in certain material costs while maintaining existing pricing in order to retain existing business as well as generate new business. In addition, the Company experienced increased overhead costs as a direct result of operating three manufacturing facilities during the latter part of the year. The Company expects gross margin as a percentage of sales to improve during the upcoming year, as it has completed the closing of the Texas Optoelectronics facility (in Garland, Texas) and relocated the manufacturing processes of that facility into the Camarillo, California and Dodgeville, Wisconsin facilities.

Net loss for 2003 was impacted by additional selling, general and administrative expenses associated with the newly acquired subsidiaries of $427,000, as well as non-recurring charges of $237,000 relating to the resignation and severance agreement with the Company's former President and Chief Executive Officer, who resigned in February 2003. Excluding the impact of non-recurring charges, net loss for 2003 was ($566,000), or $282,000 greater than net loss reported for 2002.

In announcing the results, Paul Ludwig, President of Advanced Photonix, said, "While we are disappointed with the results from our fourth quarter, we recognize that there were three major elements causing these results: First, we had three manufacturing facilities operating during the quarter, raising our cost structure; second, we incurred the expected costs related to the closure of the Texas Optoelectronics, Inc. (TOI) operation and the integration of that business into our existing facilities; and third, we experienced a reduction in expected shipments scheduled by several key customers due to continued softness in the marketplace. These results reinforce our business strategy that creating a larger company and centralizing its operating functions is imperative for a sustainable, profitable business." -OVER- "We see our future very positively. The integration of both acquisitions, Silicon Sensors LLC (SSL) and TOI is complete. The TOI facility in Garland, Texas ceased operations on April 30, 2003. We increased our sales by 32% in 2003 year over year, and our projection is to achieve a 40% increase in 2004. This sales growth will be achieved with the same SG&A costs incurred in 2003, due to the elimination of redundant SG&A functions from the acquisitions. The new API is positioned for profitability in fiscal 2004 and beyond, and we have a strong team committed to that outcome."

Richard Kurtz, Chief Executive Officer of Advanced Photonix, commented, "We started the transformation of API into a dynamic and growing company in 2003. I am pleased with the foundation we have laid for sustaining revenue growth and profitability. The management team is looking forward to the opportunity in 2004 of building on our plan to add capabilities, revenues, and profitable growth, all of which will increase stockholder value in the new API."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

                             Advanced Photonix, Inc.
                              Financial Highlights



(000 except share data)                             Three Months Ended                            Twelve Months Ended
                                        -------------------------------------------    -------------------------------------------
                                           March 30, 2003        March 31, 2002           March 30, 2003        March 31, 2002
                                        --------------------- ---------------------    --------------------- ---------------------
REVENUES:
  Net product sales                           $ 3,158               $ 1,663                  $ 9,147               $ 6,931
                                        --------------------- ---------------------    --------------------- ---------------------
    Total                                     $ 3,158               $ 1,663                  $ 9,147               $ 6,931
                                        --------------------- ---------------------    --------------------- ---------------------

GROSS PROFIT MARGIN ON   NET SALES            $   670               $   482                  $ 2,699               $ 2,761
  Percent to Net Revenues                         21%                   29%                      30%                   40%

NET LOSS                                      $  (609)              $  (228)                 $  (803)              $  (284)
BASIC NET LOSS PER SHARE *                    $  (.05)              $  (.02)                 $  (.06)              $  (.02)

WEIGHTED AVG. NUMBER OF SHARES              13,037,000            12,243,000               12,356,000            12,209,000
OUTSTANDING

* The impact of dilutive shares is immaterial or anti-dilutive.


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